Exhibit 99.1

For Release: August 24, 2007	Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Resignation of Directors

WAYNESBORO, VA – August 24, 2007 – NTELOS Holdings Corp. (NASDAQ: NTLS) announced today the resignations of Steven Rattner and Christopher D. Bloise from the Company’s Board of Directors. Messrs. Rattner and Bloise were designated to the Board of Directors by Quadrangle Capital Partners LP and Citigroup Venture Capital Equity Partners, L.P., respectively, in accordance with the Company’s shareholders agreement. In April 2007, the Company completed a public offering of 12,650,000 shares of NTELOS common stock by certain affiliates of Quadrangle Capital Partners LP and Citigroup Venture Capital Equity Partners, L.P., reducing the ownership of NTELOS common stock held by each such entity to approximately 14% and 13%, respectively. The resignations of Messrs. Rattner and Bloise are part of the ongoing recomposition of the Company’s Board of Directors announced in connection with the April 2007 offering.

James S. Quarfoth, Chief Executive Officer, President and Chairman of the Board of directors commented, “Speaking on behalf of the Board of Directors, we wish to thank Mr. Rattner and Mr. Bloise for their service to NTELOS Holdings Corp. We have greatly valued their insights and contributions and wish them well in their future endeavors.”

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.